Exhibit 23.4

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 13, 2012, with respect to the combined statements of operations, members’ equity and cash flows of KWI America Multifamily, LLC and subsidiaries and KW SV Investment West Coast, LLC for the year ended December 31, 2011, which report appears in amendment no. 1 to the December 31, 2013 annual report on Form 10‑K of Kennedy-Wilson Holdings, Inc.
/s/ KPMG LLP
Los Angeles, California
July 18, 2014